EXHIBIT 99.1
Spirit Airlines Reports June 2015 Traffic

MIRAMAR, Fla., (July 13, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for June 2015.

Traffic (revenue passenger miles) in June 2015 increased 25.1 percent versus June 2014 on a capacity (available seat miles) increase of 28.5 percent. Load factor for June 2015 was 87.1 percent, a decrease of 2.3 percentage points compared to June 2014. Spirit's preliminary systemwide completion factor for June 2015 was 95.3 percent.
The following table summarizes Spirit's traffic results for June and year-to-date 2015, compared to prior year periods.

	June 2015	June 2014	Change
Revenue passenger miles (RPMs) (000)	1,505,728	1,203,863	25.1%
Available seat miles (ASMs) (000)	1,729,284	1,346,117	28.5%
Load factor	87.1%	89.4%	(2.3) pts
Passenger flight segments	1,511,846	1,223,519	23.6%
Average stage length (miles)	972	972	—%
Total departures	10,666	8,514	25.3%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	8,498,622	6,795,746	25.1%
Available seat miles (ASMs) (000)	9,942,762	7,793,234	27.6%
Load factor	85.5%	87.2%	(1.7) pts
Passenger flight segments	8,494,383	6,832,573	24.3%
Average stage length (miles)	982	988	(0.6)%
Total departures	61,208	48,914	25.1%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 360 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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